Exhibit 99.12

191 North Wacker Drive
Suite 1601
Chicago, IL 60606
T: 312.964.3500

Richard E. Peterson

Partner

rpeterson@stradley.com

312.964.3499

January 26, 2026

Board of Trustees, HC Capital Trust

Five Tower Bridge, 300 Barr Harbor Drive, 5th Floor

West Conshohocken, Pennsylvania 19428

Re:	Plan of Reorganization (“Plan”) made as of September 23, 2025, by HC Capital Trust (the “Trust”), a Delaware statutory trust, on behalf of its series, The U.S. Government Fixed Income Securities Portfolio, The U.S. Corporate Fixed Income Securities Portfolio and The U.S. Mortgage/Asset Backed Fixed Income Securities Portfolio (each a “Target Portfolio” and together, the “Target Portfolios”) and The Core Fixed Income Portfolio (the “Acquiring Portfolio”) (together, the “Portfolios” and, individually, a “Portfolio”).

Ladies and Gentlemen:

You have requested our opinion as to certain federal income tax consequences of the reorganization (hereinafter referred to as the “Reorganization”) of the Target Portfolios, pursuant to which: (i) the Acquiring Portfolio will acquire the assets and liabilities of each Target Portfolio in exchange for shares of the Acquiring Portfolio of equal value to the net assets of each Target Portfolio being acquired, and (ii) the Target Portfolios will distribute such shares of the Acquiring Portfolio to the shareholders of each Target Portfolio, in connection with the liquidation and termination of each Target Portfolio, all upon the terms and conditions of the Plan. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Plan.

In rendering our opinion, we have reviewed and relied upon: (a) a copy of the executed Plan, dated as of September 23, 2025; (b) the Joint Proxy Statement/Prospectus provided to shareholders of the Target Portfolios dated November 21, 2025; (c) certain representations concerning the Reorganization made to us by the Trust, on behalf of the Target Portfolios and the Acquiring Portfolio, in a letter dated January 26, 2026 (the “Representation Letter”); (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.

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January 26, 2026

For purposes of this opinion, we have assumed that each Target Portfolio on the Closing Date of the Reorganization satisfies, and immediately following the Closing Date of the Reorganization, the Acquiring Portfolio will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as regulated investment companies.

Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Delaware, the terms of the Plan and the statements in the Representation Letter for the Target Portfolios and the Acquiring Portfolio, it is our opinion that for federal income tax purposes:

1.                  The acquisition by the Acquiring Portfolio of all of the assets of the Target Portfolios in exchange for the Acquiring Portfolio shares and the assumption of all of the liabilities of each Target, followed by the distribution by each Target Portfolio to its shareholders of the Acquiring Portfolio shares in liquidation and termination of each Target Portfolio, will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Acquiring Portfolio and each Target Portfolio will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

2.                  No gain or loss will be recognized by each Target Portfolio upon the transfer of the assets to, and the assumption of its liabilities by, the Acquiring Portfolio in exchange for the Acquiring Portfolio shares pursuant to Section 361(a) and Section 357(a) of the Code.

3.                  No gain or loss will be recognized by the Acquiring Portfolio upon the receipt of the assets of each Target Portfolio in exchange for Acquiring Portfolio shares and the assumption of the liabilities of each Target Portfolio pursuant to Section 1032(a) of the Code.

4.                  No gain or loss will be recognized by each Target Portfolio upon the distribution of the Acquiring Portfolio shares by each Target Portfolio to its shareholders in complete liquidation of the Target Portfolio pursuant to Section 361(c)(1) of the Code.

5.                  The tax basis of the assets of each Target Portfolio in the hands of the Acquiring Portfolio will be the same as the tax basis of these assets in the hands of the Target Portfolio immediately prior to the Reorganization under Section 362(b) of the Code.

6.                  The holding periods of the assets of each Target Portfolio received by the Acquiring Portfolio will include the periods during which such assets were held by the Target Portfolio pursuant to Section 1223(2) of the Code.

7.                  No gain or loss will be recognized by the shareholders of the Target Portfolios upon the exchange of their shares in the Target Portfolios for the shares of the Acquiring Portfolio pursuant to Section 354(a) of the Code (except with respect to cash received by Target Portfolio shareholders in redemption of fractional shares prior to the Reorganization).

January 26, 2026

8.                  The aggregate tax basis of the Acquiring Portfolio shares to be received by the shareholders of the Target Portfolios of the Acquiring Portfolio will be the same as the aggregate tax basis of the shares of the Target Portfolios exchanged therefor pursuant to Section 358(a)(1) of the Code, except for fractional shares redeemed prior to the Reorganization.

9.                  The holding period of the Acquiring Portfolio shares to be received by the shareholders of the Target Portfolios will include the holding period of the corresponding Target Portfolio shares exchanged by that shareholder, provided that the shareholder held the Target Portfolio shares as a capital asset on the effective date of the Reorganization pursuant to Section 1223(1) of the Code.

10.              The Acquiring Portfolio will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the Treasury Regulations) the items of the Target Portfolios described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder.

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on: (i) the Target Portfolios or the Acquiring Portfolio with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting; and (ii) any Target Portfolio shareholder that is required to recognize unrealized gains and losses for federal income tax purposes under a mark-to-market system of accounting.

Our opinion is based upon the Code, the applicable Treasury Regulations, the present positions of the Internal Revenue Service (the “Service”) as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

Our opinion is conditioned upon the performance by the Trust, on behalf of the Target Portfolios and the Acquiring Portfolio, of the undertakings in the Plan and the Representation Letter. Except as expressly set forth above, we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) the Reorganization or any transaction related to or contemplated by such Reorganization (or incident thereto) or (ii) the effect, if any, of the Reorganization on any other transaction and/or the effect, if any, of any such other transaction on the Reorganization.

We hereby consent to the use of this opinion as an exhibit to the registration statement of the Acquiring Portfolio on Form N-14, and any amendments thereto, covering the registration of

January 26, 2026

Acquiring Portfolio shares under the Securities Act of 1933, as amended, to be issued in the Reorganization.

Very truly yours,